EXHIBIT 12
                             AMERICAN BRANDS, INC.

         Statement Re Computation of Ratio of Earnings to Fixed Charges
                          (Dollar amounts in millions)


                                             Years Ended December 31,
                                  ----------------------------------------------
                                   1991      1992     1993      1994       1995
                                  ------    ------   ------   -------     ------
Continuing Operations
- ---------------------

Earnings Available:

  Income before provision
    for taxes on income
    and minority interest       $1,107.0  $1,255.1  $ 878.9  $1,354.0  $   895.3

  Less: Excess of earnings
        over dividends of
        less than fifty
        percent owned
        companies                    0.1       0.3      0.8       0.4        0.2

        Capitalized interest         1.0       1.0      2.5       1.4        0.2
                                --------  --------  -------   -------    -------
                                 1,105.9   1,253.8    875.6   1,352.2      894.9
                                --------  --------  -------   -------    -------
Fixed Charges:

  Interest expense (including
    capitalized interest) and
    amortization of debt
    discount and expenses          276.6     283.4    258.7     224.9      170.4
  Portion of rentals represent-
    ative of an interest
    factor                          30.4      32.3     29.8      27.1       20.6
                                --------  -------- --------  --------   --------
    Total Fixed Charges            307.0     315.7    288.5     252.0      191.0
                                --------  -------- --------  --------   --------
    Total Earnings Available    $1,412.9  $1,569.5 $1,164.1  $1,604.2   $1,085.9
                                ========  ======== ========  ========   ========


Ratio of Earnings to Fixed
     Charges                        4.60      4.97     4.04      6.37       5.69
                                ========  ======== ========  ========   ========